Exhibit 10.6.2

AMENDMENT NO. 2

TO THE
REGENERON PHARMACEUTICALS, INC.
2000 LONG-TERM INCENTIVE PLAN

     WHEREAS, the Regeneron Pharmaceuticals, Inc. 2000 Long-Term Incentive Plan (the “Plan”) was adopted by Regeneron Pharmaceuticals, Inc. (the “Company”) on April 24, 2000 and became effective as of such date pursuant to the approval of the company’s shareholders; and

     WHEREAS, pursuant to Section 19 of the Plan, the Board of Directors of the Company is authorized to amend the Plan; and

     WHEREAS, the Board of Directors of the Company desires to amend the Plan, in the manner set forth in paragraph 1 below.

     NOW THEREFORE, the Plan is hereby amended, effective as of December 20, 2002 as set forth below.

1.	Section 12(b) of the Plan, Timing of Grant, is hereby amended by deleting the section in its entirety and replacing it with the following:

“On the first business day (i.e. a day other than Saturday, Sunday or any other day in which the securities exchange on which the Company Stock trades is closed) following January 1 of each calendar year, each then serving Nonemployee Director shall be automatically granted a Nonqualified Stock Option to purchase 15,000 shares of Company Stock. In addition, on the date the shareholders approve this Plan, each then Nonemployee Director shall be automatically granted a Nonqualified Stock Option to purchase 5,000 shares of Company Stock.”

2.	The Plan is hereby ratified and confirmed in all other respects

     IN WITNESS WHEREOF, this Amendment No. 2 has been duly executed by an authorized officer of the Company.

REGENERON PHARMACEUTICALS, INC. By: /s/ Stuart Kolinski Name: Stuart Kolinski Title: Vice President & General Counsel